Exhibit 5

April 27, 2016

Board of Directors
Churchill Downs Incorporated
600 N. Hurstbourne Parkway, Suite 400
Louisville, Kentucky 40222

Dear Directors:

I have acted as counsel to Churchill Downs Incorporated, a Kentucky corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), to register 800,000 shares (the “SIP Shares”) of the Company’s common stock, no par value, issuable under the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (the “SIP”) and 200,000 shares (the “ESPP Shares, and together with the SIP Shares, the “Registered Shares”) of the Company’s common stock, no par value, issuable under the First Amended and Restated Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (the “ESPP” and, together with the SIP, the “Plans”).

I have examined and am familiar with the Company, its organization and proceedings related thereto. I have also examined such other documents and procedures as I have considered necessary for the purpose of this opinion.

I have assumed, for purposes of this opinion, that the Registered Shares will be validly authorized on the respective dates of issuance of the Registered Shares under the Plans, and that, on the dates of issuance of the Registered Shares under the Plans, the obligations of the Company under the Plans will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

Based upon the foregoing and subject to the qualifications hereinafter set forth, I am of the opinion that the Registered Shares are duly authorized and, when issued and sold in accordance with the Registration Statement, the prospectus delivered to participants in the Plans pursuant to the requirements of the Act, the pertinent provisions of any applicable state securities laws and the Plans, will be duly and validly issued, fully paid and nonassessable.

I express no opinion with respect to Registered Shares issuable under the Plans which are purchased by the Company on the open market or in private transactions and are not original issuance shares.

I am a member of the Bar of the Commonwealth of Kentucky and, accordingly, do not purport to be an expert on or express any opinion herein concerning any law other than the laws of the Commonwealth of Kentucky.

My opinion is directed to the Board of Directors of the Company and may not be relied upon by any persons other than said directors. I expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

I hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Alan K. Tse

Alan K. Tse
Executive Vice President &
General Counsel
Churchill Downs Incorporated